American CareSource Reports Record Third Quarter Revenues of $18.2 Million

Third Quarter Highlights
•	Revenues increased 13% to $18.2 million
•	Diluted earnings per share were $0.02 excluding a non-recurring restructuring charge of $223 thousand
•	Adjusted EBITDA was $0.9 million
•	Processed claims up 34% to 117,000

DALLAS, TX – November 9, 2009 – American CareSource Holdings Inc. (NASDAQ: ANCI) today announced third quarter net income of $147 thousand, or $0.01 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share reported during the third quarter of 2008. Third quarter 2009 results include a pre-tax, non-recurring, restructuring charge of $223 thousand, or $0.01 per diluted share.  Excluding this charge, diluted earnings per share were $0.02.

“Despite a challenging economic environment, our business continues to demonstrate resilience by delivering continued top-line growth and solid operating performance,” said David Boone, Chief Executive Officer of American CareSource. “Our focus on improving the cost of Ancillary healthcare remains a compelling value proposition for our clients. We have an extensive service provider network that gives us a breadth of services that remain unmatched in the industry.  This is why I remain confident in the sustained growth of the Company.”

Client and Provider Additions Improve Revenues

Revenues for the third quarter of 2009 increased 13% to $18.2 million compared to $16.1 million reported the same period last year.  The higher revenues were attributed to increased revenues from new and existing clients. In particular, the business realized strong revenue contributions from three clients implemented in 2009; HealthMarkets, IAC and HealthScope.

Sequentially, third quarter revenues increased $1.1 million, or 6.4%, from $17.1 million reported during the second quarter of 2009. The improved results were attributed to increased claims volumes from HealthSmart and the addition of new client relationships such as HealthMarkets.

During the third quarter, the company added approximately 300 net new providers, which represent approximately 4,300 additional sites. As of the end of the third quarter, the Company had over 4,100 providers and over 32,000 provider sites.

Stronger Claims Volume

The Company processed 117,000 claims during the third quarter of 2009, which represents a 34% increase over the 87,000 claims processed during the same period in 2008. The increase in claims processed was driven by the expansion of the Company’s existing clients, provider relationships, and the implementation of new clients. Revenues per processed claim decreased to $156 reflecting a shift in business mix toward lower cost specialties, such as laboratory services.

The Company billed 101,000 claims during the third quarter of 2009, which represents a 29% increase over the 78,000 claims billed during the same period in 2008. Revenue per billed claim for the period decreased to $181 compared to $207 per billed claim reported during the third quarter of 2008. This decrease was attributed to a shift in business mix toward lower cost specialties, such as laboratory services.

Compared to the second quarter of 2009, processed claims declined 4%, while billed claims volume remained unchanged.  Revenue per processed claim increased 10% while revenue per billed claim increased by 7% due to a shift in business mix toward higher cost specialties, such as diagnostic imaging services and surgery centers.

(Claim amounts in 000’s)	3Q 2009	2Q 2009	3Q 2008
Claims processed	117	121	87
Claims billed	101	101	78

Revenue per processed claim	$156	$142	$185
Revenue per billed claim	181	169	207

Margin Review

The contribution margin for the third quarter of 2009 softened to $2.4 million from $2.6 million reported during the third quarter of 2008.  As a percentage of revenues, the contribution margin was 12.9%, compared to 15.9% reported during the third quarter of 2008.  Higher payments to providers and increased claims administration and provider development costs, which as a percentage of revenues, were 75.7% and 6.5%, respectively, contributed to the lower contribution margin.

On a quarterly sequential basis, the contribution margin, as a percentage of revenues, decreased by 0.8% due to marginally higher provider payments and administrative fees.

	3Q 2009	2Q 2009	3Q 2008
Provider payments	75.7%	75.2%	72.9%
Administrative fees	4.9%	4.5%	5.8%
Claims administration and provider development	6.5%	6.6%	5.5%
Total cost of revenues	87.1%	86.3%	84.2%

Selling, General and Administrative Expenses (SG&A)

SG&A for the third quarter of 2009, excluding the restructuring charge of $223 thousand, was $1.8 million and increased 22%, or $331 thousand over the third quarter of 2008. The results were primarily driven by increased headcount in sales and marketing and increased non-cash compensation costs related to the Company’s stock-based compensation plan.  The restructuring charge reflects severance costs associated with the Company’s reorganization plan.

Adjusted EBITDA

Adjusted EBITDA for the period was $936 thousand, which compares to approximately $1.3 million reported during the same period last year.  Adjusted EBITDA reported for the third quarter of 2009 represents a 25% sequential increase over the second quarter of 2009.

Adjusted EBITDA, (a non-GAAP measure) is defined as income from operations less depreciation and amortization, non-cash warrant and option compensation expense and restructuring charges. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income from operations reported under generally accepted accounting principles (GAAP).

Operating Income

Operating income during the period was $159 thousand, which compares to $962 thousand reported during the same period last year.  The decline reflects higher SG&A and the non-recurring, restructuring charge of $223 thousand.

Financial Liquidity

Total cash-on-hand at September 30, 2009 was $10.3 million, which compares to $10.6 million reported at December 31, 2008.  Cash generated from operating activities for the nine months ended September 20, 2009 was $812 thousand and includes a $1.0 million payment associated with the extension of a key client contract.  Excluding that payment, cash generated from operating activities was $1.8 million for the period.  The Company has no long-term debt outstanding.

Revenue Guidance

For the full year of 2009, the Company expects to generate revenues of approximately $70 million, which is at the lower-end of its anticipated range of $70 to 85 million.

Earnings Release Conference Call

As previously announced, American CareSource management will review its audited third quarter 2009 financials during a conference call scheduled for November 10, 2009 at 8:30 AM Eastern Time.  The dial-in numbers are as follows:

Domestic dial-in: International dial-in: Webcast:	(888) 279–0822 (706) 902-0355 http://ir.anci-care.com/events.cfm

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 4,100 ancillary service providers at more than 32,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures.  These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-G

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, projections of the Company’s future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements.  Substantial risks and uncertainties could cause actual results to differ materially from those indicated by forward-looking statements, including, but not limited to, changes in national health care policy, regulation, general economic conditions, demand for ancillary services, pricing, competition, market acceptance/preference, the Company’s ability to integrate with its clients, changes in the business decisions by key clients or consolidation in the industry affecting them, the Company’s inability to attract or maintain providers or clients or to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.  Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Company Contact Steven J. Armond Chief Financial Officer American CareSource Holdings, Inc. Tel: 972-308-6847	Investor Contact Rich Cockrell The Cockrell Group Tel: 404.942.3369 rich.cockrell@thecockrellgroup.com

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Revenues	$18,234,674	$16,110,795	$51,424,977	$40,628,998

Cost of revenues:
Provider payments	13,799,863	11,744,523	38,670,094	29,690,099
Administrative fees	900,573	927,932	2,494,245	2,380,627
Claims administration and provider development costs	1,177,813	881,897	3,258,654	2,395,341
Total cost of revenues	15,878,249	13,554,352	44,422,993	34,466,067

Contribution margin	2,356,425	2,556,443	7,001,984	6,162,931

Selling, general and administrative expenses	2,041,884	1,488,455	5,923,449	3,795,813
Depreciation and amortization	155,448	105,887	400,560	294,559
Total operating expenses	2,197,332	1,594,342	6,324,009	4,090,372

Operating income	159,093	962,101	677,975	2,072,559

Interest income	30,729	65,531	107,397	137,439
Interest expense	(128)	(1,067)	(440)	(4,511)
Unrealized gain (loss) on warrant derivative	(21,923)	-	232,186	-
Total other income, net	8,678	64,464	339,143	132,928

Income before income taxes	167,771	1,026,565	1,017,118	2,205,487
Income tax provision	20,555	25,559	57,067	61,623
Net Income	$147,216	$1,001,006	$960,051	$2,143,864

Earnings per common share:
Basic	$0.01	$0.07	$0.06	$0.14
Diluted	$0.01	$0.06	$0.05	$0.12

Basic weighted average common shares outstanding	15,432,338	15,139,839	15,425,567	15,029,161
Diluted weighted average common shares outstanding	17,572,875	18,044,602	17,971,805	17,577,846

Reconciliation of non-GAAP financial measures to reported GAAP financial measures

Reconciliation of EBITDA and EBITDA, as adjusted:
	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating income	$159,093	$962,101	$677,975	$2,072,559
Depreciation and amortization	155,448	105,887	400,560	294,559
EBITDA	314,541	1,067,988	1,078,535	2,367,118
Non-cash stock-based compensation expense	347,534	169,421	964,503	485,566
Other non-cash charges	50,083	28,011	106,105	54,467
Restructuring charge1	223,357	-	223,357	21,844
EBITDA, as adjusted	$935,515	$1,265,420	$2,372,500	$2,928,995

1  The Restructuring Charge includes non-cash stock-based compensation expense of $61,835.

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$10,341,501	$10,577,829
Accounts receivable, net	7,208,922	5,788,457
Prepaid expenses and other current assets	722,507	495,814
Total current assets	18,272,930	16,862,100

Property and equipment, net	1,691,376	915,224

Other assets:
Other non-current assets	1,019,119	1,127,114
Intangible assets, net	1,184,607	1,280,656
Goodwill	4,361,299	4,361,299

Total assets	$26,529,331	$24,546,393

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$6,866,804	$5,964,392
Accounts payable and accrued liabilities	2,081,439	3,111,862
Total current liabilities	8,948,243	9,076,254

Warrant derivative liability	109,616	-
Long-term debt	-	3,053
Shareholders' equity	17,471,472	15,467,086

Total liabilities and shareholders' equity	$26,529,331	$24,546,393

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$960,051	$2,143,864
Adjustments to reconcile net income to net cash
provided by operations:
Stock-based compensation expense	1,026,338	485,568
Depreciation and amortization	400,560	294,559
Unrealized gain on warrant derivative	(232,186)	-
Amortization of long-term client agreement	187,500	-
Client administration fee expense related to warrants	106,105	54,467
Changes in operating assets and liabilities:
Accounts receivable	(1,420,465)	(1,309,032)
Prepaid expenses and other assets	(124,655)	205,510
Accounts payable and accrued liabilities	(993,256)	599,448
Due to service providers	902,413	1,733,044
Net cash provided by operating activities	812,405	4,207,428

Cash flows from investing activities:
Redemption of certificate of deposit	-	145,000
Investment in software development costs	(464,194)	(351,605)
Additions to property and equipment	(592,544)	(258,065)
Net cash used in investing activities	(1,056,738)	(464,670)

Cash flows from financing activities:
Payments on long-term debt	(7,355)	(89,369)
Proceeds from exercise of stock warrants	12,650	127,428
Proceeds from exercise of stock options	2,710	168,033
Net cash provided by financing activities	8,005	206,092

Net increase (decrease) in cash and cash equivalents	(236,328)	3,948,850
Cash and cash equivalents at beginning of period	10,577,829	4,272,498

Cash and cash equivalents at end of period	$10,341,501	$8,221,348